Prospectus, November 1, 2002

Evergreen
SNAPSM Fund

The Securities and Exchange Commission has not determined that the information in this prospectus is accurate or complete, nor has it approved or disapproved these securities. Anyone who tells you otherwise is committing a crime.

TABLE OF CONTENTS

FUND RISK/RETURN SUMMARIES:

Overview of Fund Risks
SNAPSM Fund

GENERAL INFORMATION:

The Fund's Investment Advisor
Calculating the Share Price
How to Buy Shares
How to Redeem Shares
The Tax Consequences of Investing in the Fund
Fees and Expenses of the Fund
Financial Highlights
Other Fund Practices

In general,

the Fund seeks a high rate of current income consistent with preservation of capital and maintenance of liquidity. Shares of the Fund are offered only to investors through the Commonwealth of Virginia State Non-Arbitrage Program (the "SNAPSM Program").

Fund Summaries Key

The Fund's summary is organized around the following basic topics and questions:

INVESTMENT GOAL

What is the Fund's financial objective? You can find clarification on how the Fund seeks to achieve its objective by looking at the Fund's strategy and investment policies. The Fund's Board of Trustees can change the investment objective without a shareholder vote.

INVESTMENT STRATEGY

How does the Fund go about trying to meet its goals? What types of investments does it contain? What style of investing and investment philosophy does it follow? Does it have limits on the amount invested in any particular type of security?

RISK FACTORS

What are the specific risks for an investor in the Fund?

PERFORMANCE

How well has the Fund performed in the past year? The past five years? The past ten years?

EXPENSES

How much does it cost to invest in the Fund?

Overview of Fund Risks

SNAPSM Fund

typically relies on a combination of the following strategies:

  maintaining $1.00 per share net asset value;
  investing in high-quality, short-term money market instruments, including U.S. government securities and high-quality debt instruments of the Commonwealth of Virginia;
  investing in compliance with industry-standard requirements for money market funds for the quality, maturity and diversification of investments; and
  selling a portfolio investment: i) when the issuer's investment fundamentals begin to deteriorate; ii) to take advantage of more attractive yield opportunities; iii) when the investment no longer appears to meet the Fund's investment objective; iv) when the Fund must meet redemptions; or v) for other investment reasons which the portfolio managers deem necessary.

may be appropriate for investors who:

  are participants in the SNAPSM Program;
  are seeking a conservative investment which invests in relatively safe securities;
  are seeking a fund for short-term investment; and
  are seeking liquidity.
Following this overview, you will find information on the Fund's specific investment strategies and risks.

Risk Factors For All Mutual Funds

Please remember that an investment in a mutual fund is:

  not guaranteed to achieve its investment goal
  not a deposit with a bank
  not insured, endorsed or guaranteed by the FDIC or any government agency subject to investment risks, including possible loss of your original investment
Although the Fund seeks to preserve the value of your investment at $1.00 per share, it is possible to lose money by investing in the Fund.

The following are some of the most important factors that may affect the value of your investment. Other factors may be described in the discussion following this overview:

Interest Rate Risk

When interest rates go up, the value of debt securities tends to fall. Since the Fund invests a significant portion of its portfolio in debt securities, if interest rates rise, then the value of the Fund's investments in debt securities and its yield may decline. If interest rates go down, interest earned by the Fund on its debt investments may also decline, which could cause the Fund to reduce the dividends it pays. The longer the term of a debt security held by the Fund, the more the Fund is subject to interest rate risk.

Credit Risk

The value of a debt security is directly affected by the issuer's ability to repay principal and pay interest on time. Since the Fund invests in debt securities, the value of the Fund's investments in debt securities and its yield may decline if an issuer fails to pay an obligation on a timely basis. The Fund may also be subject to credit risk to the extent it engages in transactions, such as repurchase agreements, which involve a promise by a third party to honor an obligation to the Fund. Such third party may be unwilling or unable to honor its financial obligations.

Concentration Risk

An investment in a fund that concentrates its investments in a single state entails greater risk than an investment in a fund that invests its assets in numerous states. The Fund may be vulnerable to any development in its named state’s economy that may weaken or jeopardize the ability of the state’s municipal security issuers to pay interest and principal on their debt obligations.

Variable or Floating-Rate Securities Investment Risk

Variable or floating-rate securities bear interest at rates subject to periodic adjustment or provide for periodic recovery of principal on demand. The value of the Fund’s investment in certain of these securities may depend on the Fund’s right to demand that a specified bank, broker-dealer, or other financial institution either purchase such securities from the Fund at par or make payment on short notice to the Fund of unpaid principal and/or interest on the securities. These securities are subject to the risk that the financial institution in question may be unable or unwilling to make timely payments, or otherwise to honor its obligations

SNAPSM Fund

FUND FACTS:

Goals:

  Current Income
  Preservation of Capital
  Liquidity

  Principal Investments:

  Money Market Instruments
  Short-term Debt Securities issued by the Commonwealth of Virginia

  Investment Advisor:

  Evergreen Investment Management Company, LLC

  Dividend Payment Schedule:

  Monthly

  INVESTMENT GOAL

  The Fund seeks the highest rate of current income as the investment advisor believes is consistent with preservation of capital and maintenance of liquidity.

  INVESTMENT STRATEGY

  The following supplements the investment strategies discussed in the ''Overview of Fund Risks'' on page 1.

  The Fund will invest in a portfolio of high-quality, short-term instruments consisting of any or all of the following: U.S. government securities; high-quality debt instruments of the Commonwealth of Virginia, and obligations of any county, city, town, district, authority, or other public body of the Commonwealth of Virginia; high-quality obligations of any other state or of any county, city, town or district located in any other state; and repurchase agreements collateralized by U.S. government securities. The Fund’s portfolio will also consist of any or all of the following, which may include variable or floating rate securities: bankers’ acceptances issued by a bank organized in the U.S. or a foreign bank with an agency domiciled in the U.S.; certificates of deposit and interest-bearing time deposits of U.S. banks or U.S. branches of foreign banks; prime commercial paper consisting of high-quality, short-term obligations issued by banks, corporations, and other issuers organized under U.S. law; and other high-quality, short-term obligations of corporate issuers if the issuer in each case has outstanding short-term debt obligations rated within the highest rating category by Moody’s Investors Service, Inc. (Moody’s) and Standard & Poor’s Ratings Services (S&P) or any other nationally recognized statistical rating organization (NRSRO).

  The Fund attempts to maximize yields, consistent with its investment objective, by buying and selling portfolio investments in anticipation of or in response to changing economic and money market conditions and trends. The Fund may also invest to take advantage of what the investment advisor believes to be temporary disparities in yields either in those segments of the securities markets in which the Fund invests or among particular instruments within those segments.

  The Fund is a money market fund and follows investment and valuation policies designed to maintain a stable net asset value of $1.00 per share, although there is no assurance that these policies will be successful. The Fund will maintain a dollar-weighted average maturity of 90 days or less and will not invest in securities with remaining maturities of greater than 397 days.

  RISK FACTORS

  Your investment in the Fund is subject to the risks discussed in the ''Overview of Fund Risks'' on page 1 under the headings:

    Interest Rate Risk
    Credit Risk
    Concentration Risk
    Variable or Floating-Rate Securities Investment Risk
  For further information regarding the Fund's investment strategy and risk factors, see "Other Fund Practices."

  PERFORMANCE

  The following tables show how the Fund has performed in the past. Past performance is not an indication of future results.

  The table below shows the percentage gain or loss for the Fund in each calendar year since its inception on 7/24/1995. It should give you a general idea of the risks of investing in the Fund by showing how the Fund's return has varied from year-to-year. This table includes the effects of Fund expenses.

  Year-by-Year Total Return (%)
1992	1993	1994	1995	1996	1997	1998	1999	2000	2001
				5.47	5.61	5.62	5.28	6.50	4.21

Best Quarter:	3rd Quarter 2000	+ 1.66%
Worst Quarter:	4th Quarter 2001	+ 0.60%
Year-to-date total return through 9/30/2002 is +1.45%.

  The next table lists the Fund’s average annual total return over the past one and five years and since inception. This table is intended to provide you with some indication of the risks of investing in the Fund.

  Average Annual Total Return
  (for the period ended 12/31/2001)
	Inception Date of Class	1 year	5 year	10 year	Performance Since 7/24/1995
SNAPSM Fund	7/24/1995	4.21%	5.44%	N/A	5.48%

  To obtain current yield information call 1.800.570.SNAP.

  EXPENSES

  This section describes the fees and expenses you would pay if you bought and held shares of the Fund. Annual Fund Operating Expenses are based on the Fund’s fiscal year ended 6/30/2002. Only expenses incurred by the Fund are reflected in the Annual Fund Operating Expenses and Example of Fund Expenses below; other expenses incurred by the SNAPSM Program, or by participants in the SNAPSM Program, are not reflected.

  You pay no shareholder transaction fees.

  Annual Fund Operating Expenses (expenses that are deducted from Fund assets)
	Management Fees	12b-1 Fees	Other Expenses	Total Fund Operating Expenses
SNAPSM Fund	0.07%	0.00%	0.01%	0.08%

  The table below shows the total expenses you would pay on a $10,000 investment over one-, three-, five- and ten-year periods. The example is intended to help you compare the cost of investing in this Fund versus other mutual funds and is for illustration purposes only. The example assumes a 5% average annual return, reinvestment of all dividends and distributions, and that the Fund's operating expenses are the same as described in the table above. Your actual costs may be higher or lower.

  Example of Fund Expenses
After:
1 year	$ 8
3 years	$ 26
5 years	$ 45
10 years	$ 103

  THE FUND'S INVESTMENT ADVISOR

  An investment advisor manages a Fund's investments and supervises its daily business affairs. The investment advisor for the Evergreen funds is a subsidiary of Wachovia Corporation (Wachovia), the fourth largest bank holding company in the United States, with over $333.8 billion in consolidated assets as of 9/30/2002. Wachovia is located at 301 South College Street, Charlotte, North Carolina 28288-0013.

  Evergreen Investment Management Company, LLC (EIMC) is the investment advisor to the Fund. EIMC has been managing mutual funds and private accounts since 1932 and manages over $105.6 billion in assets for 102 of the Evergreen funds as of 9/30/2002. EIMC is located at 200 Berkeley Street, Boston, Massachusetts 02116-5034.

  For the fiscal year ended 6/30/2002, the aggregate advisory fee paid to EIMC by the Fund was 0.07% of the Fund's average daily net assets.

  CALCULATING THE SHARE PRICE

  The Fund offers its shares continuously at a price of $1.00 per share. Shares of the Fund are sold at the net asset value next (NAV) determined after a purchase order is received in good order by the Fund from the SNAPSM Program. The Fund determines its NAV twice each day the New York Stock Exchange (the “Exchange”) is open, at 12:00 noon and as of the close of the Exchange. The Fund’s investments are valued at amortized cost. The Fund will not normally have unrealized gains or losses so long as it values its investments by the amortized cost method.

  The price per share you pay for a Fund purchase or the amount you receive for a Fund redemption is based on the next price calculated after the order is received and all required information is provided. The value of your account at any given time is the latest share price multiplied by the number of shares you own.

  HOW TO BUY SHARES

  Shares of the Fund are currently being offered only to participants in the SNAPSM Program. Participants in the SNAPSM Program wishing to purchase shares of the Fund should consult the Information Statement of the SNAPSM Program (the “Information Statement”), as it may be amended from time to time, or should contact the SNAPSM Program directly (by calling 1.800.570.SNAP), for information as to the procedures they should follow in order to purchase shares of the Fund through the SNAPSM Program. The Information Statement may be downloaded from the SNAPSM Program's website at www.vasnap.com.

  All Fund shares owned beneficially by participants in the SNAPSM Program are owned of record by the Treasury Board, an agency of the Commonwealth of Virginia, for the benefit of participants. Because the Treasury Board will be the record owner of all shares of the Fund owned beneficially by SNAPSM Program participants, a Program participant should follow the procedures described in the Information Statement to ensure that all instructions as to any investment by it in the Fund -- including instructions as to the purchase or sale of shares of the Fund -- are carried out on a timely basis by the SNAPSM Program.

  In the interest of economy and convenience, the Fund will not issue certificates for its shares except at the shareholder’s request.

  Because the Fund seeks to be fully invested at all times, investments must be in Same Day Funds to be accepted. “Same Day Funds” are funds credited by the applicable regional Federal Reserve Bank to the account of the Fund at Wachovia Bank, N.A. ("Wachovia Bank"). A participant in the SNAPSM Program wishing to invest in the Fund must ensure that Wachovia Bank, as depository for the SNAPSM Program, receives Same Day Funds at or prior to the time the participant wishes to invest in the Fund.

  HOW TO REDEEM SHARES

  Shares of the Fund may be redeemed on any day when the Exchange is open. Redemptions will be effected at the NAV per share of the Fund next determined after receipt of the redemption request in good order. Shares redeemed at the Fund’s 12:00 noon price do not earn the income dividend declared on the day of redemption. Participants should consult the Information Statement or contact the SNAPSM Program directly to ensure that all necessary steps are taken to effect the timely redemption of their shares. Under unusual circumstances, the Fund may suspend redemptions, or postpone payment for more than seven days, as permitted by federal securities laws.

  The Fund will normally redeem shares for cash; however, the Fund reserves the right to pay the redemption price wholly or partly in kind if the Trustees determine it to be advisable in the interest of the remaining shareholders. If portfolio securities are distributed in lieu of cash, the shareholder will normally incur brokerage commissions upon subsequent disposition of any such securities.

  The Fund reserves the right not to transmit redemption proceeds to the shareholder for up to seven days after an initial purchase date.

  Redemptions by Check. SNAPSM Program participants may elect to have a special checking account with Wachovia Bank. Checks may be drawn on the account for any amount. Upon receipt of a completed signature card, Wachovia Bank will provide the participant with a supply of checks which can be drawn on the account. Additional supplies of checks are available, upon request. When a check is presented to Wachovia Bank, a number of shares in the Fund owned beneficially by the check writer will be redeemed in order to pay the full amount of the check.

  Redemption by check is not appropriate for a complete liquidation of an account. If the amount of a redemption check is greater than the value of the shares owned beneficially by the check writer, the check will be returned to the depositor due to an insufficient account balance. The check writing privilege may be suspended at any time.

  THE TAX CONSEQUENCES OF INVESTING
  IN THE FUND

  You may be taxed in two ways:

    On Fund distributions (dividends and capital gains).
    On any profit you make when you sell any or all of your shares.

  Fund Distributions

  The Fund declares all of its net interest income as a distribution on each day the Exchange is open for business, as a dividend to shareholders of record immediately prior to the close of regular trading on the Exchange. Shareholders who purchase shares of the Fund prior to 12:00 noon on any day will receive the dividend declared by the Fund for that day; shareholders who purchase shares after 12:00 noon will begin earning dividends on the next business day after the Fund accepts their order. The Fund’s net income for Saturdays, Sundays, and holidays is declared as a dividend on the preceding business day.

  Dividends for any month will be paid on the last day of that month (or, if that day is not a business day, on the preceding business day), except that the Fund’s schedule for payment of dividends during the month of December may be adjusted to assist in the Fund’s tax reporting and distribution requirements. All distributions will be reinvested automatically in Fund shares as of the payment date, unless the shareholder instructs the Fund to pay out distributions to it in cash. To change your distribution arrangements, call 1.800.570.SNAP. Since the net income of the Fund is declared as dividend income each time it is determined, the net asset value per share of the Fund normally remains at $1 per share immediately after each determination and dividend declaration.

    Taxes. The Fund intends to qualify as a “regulated investment company” for federal income tax purposes to be relieved of federal taxes on income and gains it distributes to shareholders. The Fund will distribute substantially all of its net investment income and capital gain net income on a current basis. Distributions from the Fund will be taxable to a shareholder whether received in cash or additional shares. Such distributions that are designated as capital gains distributions will be taxable as such, regardless of how long Fund shares are held, while other taxable distributions will be taxed as ordinary income. Loss on the sale of Fund shares held for less than six months will be treated as a long-term capital loss to the extent of any capital gain distribution received with respect to such shares. Early in each year, the Fund will notify shareholders of the amount and tax status of distributions paid to the shareholders by the Fund for the preceding year.

    The Fund will not be responsible for determining whether income or gains from any investment by the Fund will be excludable from the income of participants in the SNAPSM Program for tax purposes, or will otherwise be subject to or exempt from taxation under federal or state law or be subject to rebate by participants under federal law.

    FEES AND EXPENSES OF THE FUND

    Every mutual fund has fees and expenses that are assessed either directly or indirectly. This section describes each of those fees.

    Management Fee

    The management fee pays for the normal expenses of managing the Fund, including portfolio manager salaries, research costs, corporate overhead expenses and related expenses.

    Other Expenses

    Other expenses include miscellaneous fees from affiliated and outside service providers. These may include legal, audit, custodial and safekeeping fees, the printing and mailing of reports and statements, automatic reinvestment of distributions and other conveniences for which the shareholder pays no transaction fees.

    Total Fund Operating Expenses

    The total cost of running the Fund is called the expense ratio. As a shareholder, you are not charged these fees directly; instead they are taken out before the Fund’s NAV is calculated, and are expressed as a percentage of the Fund’s average daily net assets. The effect of these fees is reflected in the performance results for that share class. Because these fees are not charged directly to your account, investors should examine them closely in the prospectus, especially when comparing one fund with another fund in the same investment category. There are three things to remember about expense ratios: (i) your total return in the Fund is reduced in direct proportion to the fees; (ii) expense ratios can vary greatly between funds and fund families, from under 0.25% to over 3.00%; and (iii) the Fund’s investment advisor may waive a portion of the Fund’s expenses for a period of time, reducing its expense ratio.

    FINANCIAL HIGHLIGHTS

    This section looks in detail at the results for one share of the Fund - how much income it earned, how much of this income was passed along as a distribution and how much the return was reduced by expenses. The table has been derived from financial information audited by KPMG LLP, the Fund's independent auditors. For a more complete picture of the Fund's financial statements, please see the Fund's Annual Report as well as the SAI.

    SNAPSM Fund

Year Ended June 30,
	2002	2001	2000	1999	1998

Net asset value, beginning of period	$ 1.00	$ 1.00	$ 1.00	$ 1.00	$ 1.00
Income from investment operations
Net investment income	0.03 [1]	0.06 [1]	0.06 [1]	0.05 [1]	0.06 [1]
Less distributions to shareholders from net investment income	- 0.03 [1]	- 0.06 [1]	- 0.06 [1]	- 0.05 [1]	- 0.06 [1]
Net asset value, end of period	$ 1.00	$ 1.00	$ 1.00	$ 1.00	$ 1.00
Total return	2.56%	6.05%	5.86%	5.30%	5.71%
Ratios and Supplemental Data
Net assets, end of period (thousands)	$ 1,677,555	$ 1,569,792	$ 1,259,299	$ 1,265,137	$ 1,083,364
Ratios to average net assets
Expenses	0.08%	0.10%	0.11%	0.11%	0.11%
Net investment income	2.51%	5.85%	5.73%	5.17%	5.56%

    1. Includes net realized capital gains and losses, if any, which were less than $0.005 per share.

    OTHER FUND PRACTICES

    This section provides greater detail with regard to the Fund’s principal investment strategies and risks that are summarized in “Investment Strategy” and “Risk Factors.” As a matter of policy, the Trustees will not change the Fund’s investment objective without shareholder approval.

    The Fund will invest only in high-quality money market instruments and other U.S. dollar-denominated instruments of issuers that EIMC believes present minimal credit risk. With regard to certificates of deposit and time deposits, this means that the Fund will only invest where the issuer has outstanding short-term debt obligations rated not lower than P-1 by Moody’s or A-1 by S&P or within the highest rating categories by any other NRSRO. The Fund will only invest in commercial paper or other short-term obligations with a similar rating and will only invest in other obligations rated AAA or AA by S&P or Aaa or Aa by Moody’s or within the highest rating categories by any other NRSRO. All ratings will be evaluated at the time of the investment by the Fund.

    The Fund will not purchase securities of any issuer (other than U.S. government securities) if, immediately thereafter, more than 5% of the Fund’s total assets would be invested in securities of that issuer (or 1% of the Fund’s total assets, or $1 million, whichever is greater, if the securities of such issuer owned by the Fund are not rated in the highest rating category by a NRSRO), nor will the Fund make an investment in commercial paper if, immediately thereafter, more than 35% of its total assets would be invested in commercial paper. All percentage limitations on investments will apply at the time of investment and shall not be considered violated unless an excess or deficiency occurs or exists immediately after and as a result of such investment.

    The Fund will not lend money, other than by investment in the instruments described above and through entry into repurchase agreements, nor will it borrow money or pledge, hypothecate, or mortgage its assets. The Fund will not invest in securities of an issuer if any employee of the Fund or EIMC (or, to the knowledge of the Fund or EIMC, any affiliated person of the Fund or EIMC) is an officer or director of that issuer or holds 10% of the outstanding voting securities of that issuer, unless the investment is approved or ratified by the Trustees.

    The Fund may also be subject to the risks associated with investments in repurchase agreements collateralized by U.S. government securities. Although the Fund will enter into these repurchase agreements only with commercial banks having assets of more than $1 billion and with “primary dealers” in U.S. government securities, the value of such investments may be diminished in the case of the default, insolvency, or bankruptcy of the Fund’s counterparty to the agreement. EIMC will monitor repurchase agreement transactions to ensure that they will be fully collateralized at all times. Nevertheless, the Fund bears a risk of loss if its counterparty defaults on its obligations and the Fund is delayed or prevented from exercising its rights to dispose of the collateral. If the Fund’s counterparty should become involved in bankruptcy or insolvency proceedings, it is possible that the Fund may be treated as an unsecured creditor and be required to return the underlying collateral to the counterparty’s estate.

    Please consult the SAI for more information regarding these and other investment practices used by the Fund, including risks.

    Shareholder Services

    Call 1.800.570.SNAP

    Monday-Friday, 8 a.m. to 6 p.m. Eastern time to

      buy, redeem or exchange Fund shares
      order applications
      get assistance with your account

    Write us a letter
    SNAPSM Fund
    P.O. Box 1357
    Richmond, VA 23286-1357
      to buy, redeem or exchange Fund shares
      to change the registration on your account
      for general correspondence

    For express, registered or certified mail
    SNAPSM Fund
    901 East Byrd Street, West Tower, 11th floor
    Richmond, VA 23219-1357

    Visit us on-line
    www.vasnap.com

    Regular communications you will receive
    Account Statements — You will receive quarterly statements for each Fund you invest in. Please review and promptly notify Evergreen funds of any inaccuracies.

    Confirmation Notices — A confirmation of your transaction is sent within five days. Please review and promptly notify Evergreen funds of any inaccuracies.

    Annual and Semi-annual Reports — You will receive a detailed financial report on each Fund you invest in twice a year.

    Tax Forms — Each January you will receive any Fund tax information you need to complete your tax returns as well as the Evergreen Tax Information Guide.

    For More Information About the SNAPSM Fund, Ask for:

    The Fund's most recent Annual or Semi-annual Report, which contains a complete financial accounting for the Fund and a complete list of the Fund’s portfolio holdings as of a specific date, as well as commentary from the Fund’s portfolio managers. This report discusses the market conditions and investment strategies that significantly affected the Fund’s performance during the most recent fiscal year or period.

    The Statement of Additional Information (SAI), which contains more detailed information about the policies and procedures of the Fund. The SAI has been filed with the Securities and Exchange Commission (SEC) and its contents are legally considered to be part of this prospectus.

    For questions, other information, or to request a copy, without charge, of the SAI, call 1.800.570.SNAP or ask your investment professional. We will mail material within three business days. In addition, the SAI may be downloaded off the Fund's website at www.vasnap.com.

    Information about the Fund (including the SAI) is also available on the SEC’s Internet website at http://www.sec.gov. Copies of this material may be obtained, for a duplication fee, by writing the SEC Public Reference Section, Washington D.C. 20549-0102, or by electronic request at the following e-mail address: publicinfo@sec.gov. This material can also be reviewed and copied at the SEC’s Public Reference Room in Washington, D.C. For more information about the operation of the Public Reference Room, call the SEC at 1.202.942.8090.

    Evergreen mutual funds are distributed by Evergreen Distributor, Inc.,
    90 Park Avenue, 10th Floor, New York, NY 10016.
    40404 RV1 (11/02)

    SEC File No.: 811-08405
    SNAPSM Program
    P.O. Box 1357
    Richmond, Virginia 23286-1357